UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 31, 2012

CAS MEDICAL SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13839 (Commission File Number)	06-1123096 (I.R.S. Employer Identification No.)
44 East Industrial Road, Branford, Connecticut 06405 (Address of principal executive offices, including zip code) (203) 488-6056 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

See Item 2.03 and Item 3.02 below.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 31, 2012, CAS Medical Systems, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with East West Bank (“Bank”).  Pursuant to the Loan Agreement, the Bank is providing the Company with a secured revolving line of credit of up to $2,500,000 (the “Revolver”) and a secured $3,500,000 term loan (the “Term Loan”).  The Revolver is scheduled to mature on January 31, 2014, and the Term Loan is scheduled to mature on July 31, 2015.

Under the Loan Agreement, advances under the Revolver will bear interest, on the outstanding daily balance thereof, at a rate equal to 2.00% above the Bank’s prime rate (with a 3.25% floor on the prime rate), and the Term Loan will bear interest, on the outstanding daily balance thereof, at a fixed rate of 5.50%.  Interest on the loans is payable monthly. Principal on the Revolver is due on the Maturity Date, while principal on the Term Loan is payable in 24 equal installments commencing in August 2013.  The Company has the right to prepay loans under the Loan Agreement in whole or in part at any time without penalty.  Amounts prepaid under the Term Loan may not be re-borrowed.

The obligations under the Loan Agreement are secured by a lien on substantially all assets of the Company, excluding intellectual property; provided that following an event of default, such security interest would also include intellectual property.

The Loan Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations.  Further, the Loan Agreement contains customary negative covenants limiting the ability of the Company and its subsidiaries, among other things, to grant liens on the pledged collateral, make certain investments and acquisitions and dispose of assets outside the ordinary course of business. The Loan Agreement also contains financial covenants, measured quarterly, relating to the Company’s tangible net worth, and non-financial covenants with respect to the timing of certain new product approvals.

Upon an event of default, the Bank may declare all outstanding principal and accrued but unpaid interest under the Loan Agreement immediately due and payable and may exercise the other rights and remedies provided for under the Loan Agreement.  The events of default under the Loan Agreement include payment defaults, breaches of covenants or representations and warranties, a material adverse change, and bankruptcy events.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is included as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities

In connection with the Loan Agreement described above, on July 31, 2012 the Company issued to the Bank a Warrant to Purchase Stock (the “Warrant”), pursuant to which the Bank received the right to purchase 133,333 shares of Company common stock for a five-year period expiring on July 31, 2017, at an exercise price of $1.80 per share.

The amount of shares issuable pursuant to the Warrant, and the exercise price thereof, are subject to adjustment only in the event of stock splits, subdivisions, reclassifications, exchanges, combinations, and similar transactions.  The Warrant also contains a cashless exercise provision.

The issuance of the Warrant was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing description of the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant, which is included as Exhibit 10.2 hereto and is incorporated herein by reference.

The Company also issued a press release with respect to the foregoing matters, which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
10.1	Loan and Security Agreement dated July 31, 2012 between the Company and East West Bank
10.2	Warrant to Purchase Stock dated July 31, 2012 issued to East West Bank
99.1	Press Release issued August 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAS MEDICAL SYSTEMS, INC.

Date: August 2, 2012	/s/ Jeffery A. Baird
Jeffery A. Baird
Chief Financial Officer